Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-200409, 333-203059, 333-225366, 333-226517, 333-231991, 333-231993, 333-237119, 333-237126, 333-238228, 333-252516 and 333-263422) of Evofem Biosciences, Inc. of our report dated March 11, 2026, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BPM LLP

Sacramento, California

March 11, 2026